Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Trey Hartman VP CAO and Interim CFO thartman@wtoffshore.com 713-626-8525

W&T Offshore Announces Fourth Quarter and Full Year 2023 Results

Including Year-End 2023 Proved Reserves,

Provides Guidance for 2024, and

Declares Dividend for First Quarter of 2024

HOUSTON, March 5, 2024 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the fourth quarter and full year 2023, including the Company’s year-end 2023 reserve report. Detailed guidance for the first quarter of 2024 and full year 2024 was also provided, and W&T announced its dividend for the first quarter of 2024. This press release includes non-GAAP financial measures, including Adjusted Net (Loss) Income, Adjusted EBITDA, Free Cash Flow, Net Debt and PV-10 which are described and reconciled to the most comparable GAAP measures below in the accompanying tables under “Non-GAAP Information.” Key highlights for the fourth quarter and full year 2023 and since year-end 2023 included:

●Completed two accretive acquisitions of producing properties for a total of $99.4 million, or approximately $4.75 per barrel of oil equivalent (“Boe”);
oAcquired six shallow water Gulf of Mexico (“GOM”) fields in January 2024 (“the Cox acquisition”), all of which are 100% working interest and located adjacent to existing W&T operations, for $72.0 million;
oPurchased working interests in eight shallow water GOM fields in September 2023 for $27.4 million;
oBoth acquisitions were funded with cash on hand, which increases proved reserves, production and Free Cash Flow per share;
●Delivered strong production in full year 2023 of 34.9 thousand barrels of oil equivalent per day (“MBoe/d”) (51% liquids), or 12.7 million barrels of oil equivalent (“MMBoe”), at the midpoint of latest guidance;
oProduction was 34.1 Mboe/d (49% liquids), or 3.1 MMBoe in the fourth quarter of 2023;
●Reported net income for full year 2023 of $15.6 million, or $0.11 per diluted share and fourth quarter 2023 net loss of $0.4 million or ($0.00) per diluted share;
oAdjusted Net Loss totaled $21.7 million, or ($0.15) per share for full year 2023 and $8.7 million, or ($0.06) per share for the fourth quarter 2023, which excludes the net unrealized gain on outstanding derivative contracts, non-ARO plugging and abandonment (“P&A”) costs and non-recurring costs related to the Company’s IT services transition;
●Generated solid Adjusted EBITDA in the fourth quarter 2023 of $44.9 million and $183.2 million in full year 2023;
●Produced net cash from operating activities of $35.7 million and Free Cash Flow of $15.8 million in the fourth quarter 2023, marking the 24th consecutive quarter of positive Free Cash Flow;
oIn full year 2023, generated net cash from operating activities of $115.3 million and $63.3 million of Free Cash Flow, further strengthening the balance sheet and allowing W&T to fund accretive acquisitions;
●Grew cash and cash equivalents to $173.3 million at December 31, 2023 from $149.0 million at September 30,2023;

●	Reported Net Debt of $217.3 million as of December 31, 2023, compared with Net Debt of $232.1 million a year ago;
●	Continued to maintain a low leverage profile with Net Debt to trailing twelve months (“TTM”) Adjusted EBITDA of 1.2 times;
●	Adopted a quarterly cash dividend policy in November 2023 and paid initial dividend of $0.01 per common share on December 22, 2023;
o	Declared first quarter 2024 dividend of $0.01 per share which will be payable on March 25, 2024 to stockholders of record on March 18, 2024; and
●	Announced 2024 guidance including a capital spending budget of $35 to $45 million.

Tracy W. Krohn, W&T’s Board Chair and Chief Executive Officer, commented, “We continued to deliver solid results in 2023, while executing on our strategic vision focused on Free Cash Flow generation. We have reported 24 consecutive quarters of positive Free Cash Flow and generated Adjusted EBITDA of $183.2 million in 2023. In early 2023, we strengthened our balance sheet by issuing new 2026 Senior Second Lien Notes and repurchasing all of our outstanding 2023 Senior Second Lien Notes. These notes are trading at a premium of approximately 3% to par value as of February 29, 2024. Our strong balance sheet has allowed us to close on two accretive acquisitions utilizing a portion of our cash on hand, which we expect will meaningfully boost our production and reserve base. We believe these acquisitions will bolster our per share metrics, increase shareholder value and provide additional Free Cash Flow, all without using any debt or equity. We plan to continue to utilize our significant cash position and expertise in acquiring complementary GOM assets to enhance the scale of W&T. Acquisitions have been a key component of how we have grown reserves and production at W&T, and we remain well positioned to continue to enhance our portfolio through additional attractive opportunities.”

Mr. Krohn continued, “Turning to our year-end reserve results, I would like to point out that the recent acquisition in January 2024, which added 18.7 MMBoe of proved reserves, is not reflected in these numbers.  While the decline in SEC pricing led to downward revisions in proved reserves, we continue to see positive well performance resulting in positive technical revisions. This clearly demonstrates our ability to enhance production and reserves through operational excellence. In 2023, we had 4.0 MMBoe of positive performance revisions and an increase of 2.6 MMBoe related to the acquisition we closed in September. We have built a sustainable group of high performing GOM assets with good production diversity that is almost evenly distributed between liquids and natural gas. We expect that our assets and operational excellence will continue to provide meaningful cash flow to our shareholders for many years.”

Mr. Krohn concluded, “Looking at 2024 and beyond, we are integrating our recent acquisitions and believe that we can materially increase production and reduce costs at the 14 additional fields that we now operate. We are deferring some of our drilling plans while we complete the integration of those assets and are exploring a Drilling Joint Venture, similar to the Monza Energy LLC Joint Venture, which closed in 2018. The new drilling Joint Venture may include certain of the Company’s 100% owned and operated deepwater wells, including the Holy Grail well. We remain very well positioned to take advantage of potential acquisitions that become available and poised to continue delivering on our strategic vision. We have a successful track record of accretive growth through both acquisitions and drilling success. We remain committed to enhancing shareholder value and returning value to our shareholders through the quarterly dividend announced in November 2023. Our proven strategy focused on Free Cash Flow generation and operational excellence has proven to be sustainable over the past 40 years, and we are well-positioned to continue to successfully execute it in the future.”

Production, Prices, and Revenue:  Production for the fourth quarter of 2023 was 34.1 MBoe/d compared with 35.9 Mboe/d for the third quarter of 2023 and 38.6 MBoe/d for the corresponding period in 2022. The small decrease in production compared to the third quarter of 2023 was primarily driven by natural decline and some unplanned downtime, which was partially offset by production optimization and workovers. Fourth quarter 2023 production was comprised of 13.3 MBbl/d of oil (39%), 3.6 MBbl/d of natural gas liquids (“NGLs”) (10%), and 103.6 million cubic feet per day (“MMcf/d”) of natural gas (51%).

W&T’s average realized price per Boe before realized derivative settlements was $41.55 per Boe in the fourth quarter of 2023, a decrease of 2% from $42.48 per Boe in the third quarter of 2023 and a decrease of 21% from $52.82 per Boe in the fourth quarter of 2022. Fourth quarter 2023 crude oil, NGL, and natural gas prices before realized derivative settlements were $77.17 per barrel, $20.82 per barrel, and $3.08 per Mcf, respectively.

Revenues for the fourth quarter of 2023 were $132.3 million, which was 7% lower than third quarter 2023 revenue of $142.4 million due to lower production volumes coupled with slightly lower realized prices. Fourth quarter 2023 revenue was lower than $189.7 million of revenue in the fourth quarter of 2022 due to significantly lower realized prices and lower production volumes.

Lease Operating Expense:  Lease operating expense (“LOE”), which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance, was $64.6 million in the fourth quarter of 2023, which was at the midpoint of the previously provided guidance range. LOE for the fourth quarter of 2023 was 5% higher compared to $61.8 million in the third quarter of 2023, primarily due to higher workover and base lease operating expenses related to a full quarter of the September acquisition, offset by lower facility expenses, and lower than the $69.0 million for the corresponding period in 2022. On a component basis for the fourth quarter of 2023, base LOE and insurance premiums were $52.4 million, workovers were $6.7 million, and facilities maintenance and other expenses were $5.5 million. On a unit of production basis, LOE was $20.61 per Boe in the fourth quarter of 2023. This compares to $18.72 per Boe for the third quarter of 2023 and $19.42 per Boe for the fourth quarter of 2022.

Gathering, Transportation Costs, and Production Taxes:  Gathering, transportation costs and production taxes totaled $6.6 million ($2.11 per Boe) in the fourth quarter of 2023, compared to $6.7 million ($2.03 per Boe) in the third quarter of 2023 and $8.5 million ($2.39 per Boe) in the fourth quarter of 2022. Gathering, transportation costs and production taxes decreased by $1.9 million year-over-year due to decreases in realized pricing and production volumes.

Depreciation, Depletion, Amortization and Accretion (“DD&A”):  DD&A, including accretion expense related to asset retirement obligations (“ARO”), was $13.08 per Boe in the fourth quarter of 2023. This compares to $11.09 per Boe and $9.64 per Boe for the third quarter of 2023 and the fourth quarter of 2022, respectively.

General & Administrative Expenses (“G&A”):  G&A was $18.3 million for the fourth quarter of 2023, which decreased from $20.0 million in the third quarter of 2023 primarily due to lower salary and benefits costs and lower legal expenses. G&A decreased by $3.7 million year-over-year from $22.0 million in the fourth quarter of 2022 likewise due primarily to lower salary and benefits costs and lower legal expenses. On a unit of production basis, G&A was $5.82 per Boe in the fourth quarter of 2023 compared to $6.05 per Boe in the third quarter of 2023 and $6.18 per Boe in the corresponding period of 2022. G&A in the fourth quarter of 2023 included $3.1 million of non-cash compensation expense compared with $3.3 million in the third quarter of 2023 and $2.7 million in the fourth quarter of 2022.

Derivative (Gain) Loss:  In the fourth quarter of 2023, W&T recorded a net gain of $13.2 million related to commodity derivative contracts comprised of a $14.8 million unrealized gain related to the increase in fair value of open contracts, offset by $1.6 million of realized losses. The Company recognized a net gain of $1.5 million in the third quarter of 2023 and a net gain of $24.4 million in the fourth quarter of 2022 related to commodity derivative activities.

As of December 31, 2023, W&T has 65.9 MMcf/d hedged for the first quarter of 2024 for natural gas and no existing hedges for oil. A significant portion of W&T’s natural gas hedges, in the form of sold swaps and purchased calls and puts, were entered into in conjunction with the non-recourse Mobile Bay term loan (the “Term Loan”) entered into by borrowers owned by the Company’s wholly-owned subsidiary Aquasition Energy LLC, with the terms of such hedges corresponding to the maturity of such Term Loan.

A summary of the Company’s outstanding derivative positions is provided in the investor presentation posted on W&T’s website.

Interest Expense:  Net interest expense in the fourth quarter of 2023 was $9.7 million compared to $9.9 million in the third quarter of 2023 and $14.5 million in the fourth quarter of 2022. The large decrease in interest expense in the fourth quarter of 2023 compared with the fourth quarter of 2022 was due to the full redemption of the 9.75% Senior Second Lien Notes which occurred in February 2023, lower interest expense on the lower outstanding principal balance of the Term Loan and increased interest income. These decreases were partially offset by interest expense incurred on the 11.75% Senior Second Lien Notes issued in late January 2023.

Other (Income) Expense, net:  During 2021 and 2022, as a result of the declaration of bankruptcy by a third party that is the indirect successor in title to certain offshore interests that were previously divested by the Company, W&T recorded a contingent loss accrual related to anticipated ARO. During the fourth quarter of 2023, the Company reassessed the existing ARO, recording an additional $4.1 million.

Income Tax:  W&T recognized income tax expense of $1.9 million in the fourth quarter of 2023. This compares to the recognition of income tax expense of $4.8 million and $6.9 million for the quarters ended September 30, 2023 and December 31, 2022, respectively.

Balance Sheet and Liquidity:  As of December 31, 2023, W&T had available liquidity of $223.3 million comprised of $173.3 million in cash and cash equivalents and $50.0 million of borrowing availability under W&T’s first priority secured revolving facility provided by Calculus Lending LLC (“Calculus”). At year-end, the Company had total debt of $390.6 million and Net Debt of $217.3 million. Of the Company’s total debt of $390.6 million, only $279.5 million is recourse to W&T. The remaining $111.1 million is held at W&T’s subsidiary, Aquasition Energy LLC, and is non-recourse to W&T. As of December 31, 2023, Net Debt to TTM Adjusted EBITDA was 1.2x.

Capital Expenditures:  Capital expenditures (excluding acquisitions and changes in working capital associated with investing activities) in the fourth quarter of 2023 were $10.3 million, and asset retirement costs totaled $9.1 million. For the full year 2023, capital expenditures (excluding acquisitions and changes in working capital associated with investing activities) totaled $41.3 million, which was below the lower end of W&T’s updated 2023 capital expenditure guidance of $50 million to $70 million.  Plugging and abandonment costs for full year 2023 were $34 million, which were within the Company’s latest guidance for 2023 of $25 million to $35 million.

Accretive Acquisitions of Producing Properties in the GOM

In January 2024, W&T was the successful bidder for six fields in the Gulf of Mexico, including Eugene Island 064, Main Pass 061, Mobile 904, Mobile 916, South Pass 049 and West Delta 073, all of which include a 100% working interest and an average 82% net revenue interest. They are located in water depths ranging between approximately 15 and 400 feet. Their proximity to W&T’s areas of existing operations provide the ability for W&T to capture synergies. The final purchase price for the assets was $72.0 million, excluding certain closing costs, which was funded from the Company’s cash on hand. Key highlights of the transaction are as follows:

●	Adds significant proved reserves of 18.7 MMBoe[1] (62% liquids) with a present value discounted at 10% (“PV-10”) value of $250.4 million based on an independent engineering report prepared by Netherland Sewell and Associates (“NSAI”);
●	Based on the cash consideration paid of $72 million, this equates to a price of $3.85 per Boe of proved reserves;
●	As it has done after prior acquisitions, W&T is assessing, inspecting and optimizing the newly acquired fields, which requires shutting in some of the fields in the near term;
●	Field logistics are being examined to see if more cost-effective tie-ins and throughput can be done with existing W&T facilities adjacent to the newly acquired fields; and
●	The Company believes that it will increase production on these properties through workovers, recompletions and facility upgrades.

In September 2023, the Company announced that it had completed the acquisition of working interests in eight shallow water oil and gas producing assets in the central and eastern shelf region of the GOM from an undisclosed private seller. The assets were acquired for a gross consideration of $32.0 million, and after normal and customary post-effective date adjustments (including net operating cash flow attributable to the properties from the effective date of June 1, 2023 to the closing date), cash consideration of $27.4 million was paid to the sellers. W&T used its cash on hand to pay the net purchase price. This acquisition has high average working interest of approximately 72% and provides additional producing properties located within W&T’s existing area of operations in water depths ranging from 25 to 265 feet.

Full Year-End 2023 Financial Review

W&T reported net income for the full year 2023 of $15.6 million, or $0.11 per diluted share, and Adjusted Net Loss of $21.7 million, or ($0.15) per diluted share. For the full year 2022, the Company reported  net income of $231.1 million, or $1.59 per diluted share, and Adjusted Net Income of $284.8 million, or $1.96 per diluted share. W&T generated Adjusted EBITDA of $183.2 million for the full year 2023 compared to $563.7 million in 2022. The year-

1 Reserves as of January 1, 2024 using year-end 2023 SEC pricing.

over-year decrease was primarily driven by lower commodity prices and decreased oil production. Revenues totaled $532.7 million for 2023 compared with $921.0 million in 2022. Net Cash provided by operating activities for the twelve months ended December 31, 2023 was $115.3 million compared with $339.5 million for the same period in 2022. Free Cash Flow totaled $63.3 million in 2023 compared with $376.4 million in 2022.

Production for 2023 averaged 34.9 MBoe/d for a total of 12.7 MMBoe, comprised of 5.1 MMBbl of oil, 1.4 MMBbl of NGLs and 37.6 Bcf of natural gas. Full year 2022 production averaged 40.1 MBoe/d or 14.6 MMBoe in total and was comprised of 5.6 MMBbl of oil, 1.6 MMBbl of NGLs and 44.8 Bcf of natural gas.

For the full year 2023, W&T’s average realized sales price per barrel of crude oil was $75.52, $22.93 per barrel of NGLs, and $2.93 per Mcf of natural gas. The equivalent sales price for 2023 was $41.16 per Boe, which was 33% lower than the equivalent price of $61.89 per Boe realized in 2022.  For 2022, the Company’s realized crude oil sales price was $93.59 per barrel, NGL sales price was $36.66 per barrel, and natural gas price was $7.23 per Mcf.

For the full year 2023, LOE was $257.7 million compared to $224.4 million in 2022. The increase in LOE in 2023 reflects increased workover and facility investments at Mobile Bay, the impact of the acquisition of additional properties in September 2023, and inflationary pressures.

Gathering, transportation, and production taxes totaled $26.3 million in 2023, a decrease from the $35.1 million in 2022. Lower realized prices for natural gas and NGLs drove severance tax expense down year-over-year.

For the full year 2023, G&A was $75.5 million, which was a minor increase over the $73.7 million reported in 2022. The increase year-over-year is primarily due to increased salary and benefits costs that were somewhat offset by lower legal expenses. On a per unit basis, G&A per Boe was $5.93 in 2023, up from $5.04 per Boe in 2022.  G&A increased on a per Boe basis primarily due to lower production.

OPERATIONS UPDATE

Well Recompletions and Workovers

During the fourth quarter of 2023, the Company performed four workovers and three recompletions that positively impacted production for the quarter. W&T plans to continue performing these low cost, short payout operations that impact both production and revenue.

Year-End 2023 Proved Reserves

The Company’s year-end 2023 SEC proved reserves were 123.0 MMBoe, compared with 165.3 MMBoe at year-end 2022. The W&T year-end 2023 proved reserves do not include the 18.7 MMBoe of proved reserves acquired in early January 2024 for $72 million. In 2023, W&T recorded positive performance revisions of 4.0 MMBoe, and acquisitions of reserves of 2.6 MMBoe, which were more than offset by 36.2 MMBoe of negative price revisions and by 12.7 MMBoe of production for the year.  During 2023, W&T continued to focus on reducing Net Debt and identifying and executing attractive acquisitions.  Successful workovers, operational excellence and acquisitions allowed W&T to replace 52% of production with new reserves.

The SEC twelve-month first day of the month average spot prices used in the preparation of the report for year-end 2023 were $78.21 per barrel of oil and $2.64 per MMBtu of natural gas. Comparable prices used for the prior year report were $94.14 per barrel of oil and $6.36 per MMBtu of natural gas. The PV-10 of W&T’s proved reserves at year-end 2023 declined to $1.1 billion from $3.1 billion at year-end 2022, driven primarily by lower pricing.

Approximately 41% of year-end 2023 proved reserves were liquids (30% crude oil and 11% NGLs) and 59% natural gas. The reserves were classified as 67% proved developed producing, 17% proved developed non-producing, and 16% proved undeveloped. W&T’s reserve life ratio at year-end 2023, based on year-end 2023 proved reserves and 2023 production, was 9.7 years.

Summary Reconciliation of Proved Reserves
	Oil	NGL	Natural Gas	Equivalents	PV-10[1]
	MMBbl	MMBbl	Bcf	MMBoe	$MM
Balance, December 31, 2022	40.6	18.9	634.6	165.3	$3,128.6
Revisions of previous estimates	3.1	0.5	2.4	4.0
Revisions due to SEC price change	(3.1)	(4.6)	(171.2)	(36.2)
Extensions & discoveries	--	--	--	--
Purchases of minerals in place	1.4	0.3	5.9	2.6
Sales of minerals in place	--	--	--	--
Production	(5.1)	(1.4)	(37.6)	(12.7)
Balance, December 31, 2023	37.0	13.7	434.0	123.0	$1,080.9

(1) PV-10 for this presentation excludes any provision for asset retirement obligations or income taxes.

In accordance with guidelines established by the SEC, estimated proved reserves as of December 31, 2023 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average of the first-day-of-the-month price for the year ended December 31, 2023. The WTI spot price and the Henry Hub spot price were utilized as the reference prices and after adjusting for quality, transportation, fees, energy content, and regional price differentials, the average realized prices were $74.79 per barrel for oil, $24.08 per barrel for NGLs, and $2.74 per Mcf for natural gas. In determining the estimated realized price for NGLs, a ratio was computed for each field of the NGLs realized price compared to the crude oil realized price. This ratio was then applied to the crude price using SEC guidance. Such prices were held constant throughout the estimated lives of the reserves. Future estimated production and development costs are based on year-end costs with no escalations.

The standardized measure of future net cash flows was $683.2 million at December 31, 2023, which is calculated as the PV-10 of $1,080.9 million less discounted cash outflows of $246.5 million associated with asset retirement obligations and $151.0 million associated with income taxes. At December 31, 2022, the standardized measure was $2,263.0 million, which is calculated as the PV-10 of $3,128.6 million less discounted cash outflows of $271.5 million associated with asset retirement obligations and $594.1 million associated with income taxes.

Pro-forma Impact of Cox Acquisition

As noted above, the proved reserves added from the acquisition of six fields from Cox in January 2024 were not included in W&T’s year-end 2023 proved reserves. Below is the pro-forma impact of adding those reserves as of December 31, 2023, which were calculated by NSAI using the same pricing assumptions as W&T’s year-end 2023 reserves:

	Oil	NGL	Natural Gas	Equivalents	PV-10[1]
	MMBbl	MMBbl	Bcf	MMBoe	$MM
Balance, December 31, 2023	37.0	13.7	434.0	123.0	$1,080.9
Proved reserves from Cox acquisition	11.4	0.2	42.4	18.7	$ 250.4
Pro forma reserve balance, December 31, 2023 including Cox acquisition	48.4	13.9	476.4	141.7	$1,331.3

Cash Dividend Policy

In the fourth quarter of 2023, the Board of Directors approved a quarterly cash dividend policy with the initial dividend of $0.01 per common share payable on December 22, 2023 to stockholders of record at the close of business on November 28, 2023. On March 5, 2024 the Board declared its first quarter dividend of $0.01 per share which will be payable on March 25, 2024 to stockholders of record on March 18, 2024.

First Quarter and Full Year 2024 Production and Expense Guidance

Looking ahead to 2024, Tracy Krohn commented, “In the first quarter of 2024, we completed an accretive acquisition of six GOM fields as a result of being the high bidder in a bankruptcy proceeding. We are actively assessing the capabilities of these fields, inspecting their needs and current condition and plan to optimize production with capital-efficient, low-cost workovers, recompletions and facility upgrades during 2024. This will take some time and effort by our operations personnel and will result in us shutting in some of the fields in the near term. With that said, our highly successful track record of integrating acquisitions while increasing production and value gives me the confidence that we will be able to accomplish this with the recent acquisitions. Taking into consideration the integration of the new assets and associated ramp-up of production, we believe that we will be able to show meaningful growth in production by year-end 2024. In addition, given our recent acquisitions and the current acquisition opportunities in the Gulf of Mexico, we have decided to defer the drilling of our Holy Grail well until 2025, which will reduce our drilling and capital investment plans for 2024 to between $35 million and $45 million. We are focused on operational excellence, integrating our new assets and building cash in 2024 which will allow us to act quickly should we see additional accretive acquisition opportunities arise. We have built W&T with a proven acquisition strategy and over the past seven months we have closed on two producing property acquisitions that added over 20 MMBoe of proved reserves at a purchase price of approximately $4.75 per Boe, which we believe provides significant upside potential. We seek to continue to add value for our shareholders through organic growth and acquisitions to continue to generate significant Free Cash Flow.”

The guidance for the first quarter and full year 2024 in the table below represents the Company’s current expectations. Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

Production	First Quarter 2024	Full Year 2024
Oil (MBbl)	1,250 – 1,400	5,100 – 5,800
NGLs (MBbl)	285 – 315	1,150 – 1,375
Natural gas (MMcf)	8,500 – 9,500	37,000 – 44,500
Total equivalents (MBoe)	2,952 – 3,298	12,417 – 14,592
Average daily equivalents (MBoe/d)	32.4 – 36.2	33.9 – 39.9
Expenses	First Quarter 2024	Full Year 2024
Lease operating expense ($MM)	77.5 – 86.0	295.0 – 332.0
Gathering, transportation & production taxes ($MM)	7.9 – 8.8	34.5 – 39.0
General & administrative – cash ($MM)	15.0 – 17.0	59.0 – 66.5
General & administrative – non-cash ($MM)	2.6 – 3.0	12.5 – 14.0
DD&A ($ per Boe)		11.4 – 12.9

W&T expects substantially all taxes in 2024 to be deferred.

2024 Capital Investment Program

W&T’s capital expenditure budget for 2024 is expected to be in the range of $35 million to $45 million, which excludes potential acquisition opportunities.  Included in this range are planned expenditures related to integrations as well as ongoing costs related to the acquisitions for facilities, leasehold, seismic, and recompletions.

Plugging and abandonment expenditures are expected to be in the range of $30 million to $40 million.  The Company spent approximately $34 million on these costs in 2023.

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Wednesday, March 6, 2024 at 9:00 a.m. Central Time (10:00 Eastern Time). Interested parties may dial 1-844-739-3797. International parties may dial 1-412-317-5713. Participants should request to connect to the “W&T Offshore Conference Call”. This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors”. An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. As of December 31, 2023, the Company had working interests in 53 fields in federal and state waters (which include 44 fields in federal waters and nine in state waters). The Company has under lease approximately 597,100 gross acres (440,000 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 435,600 gross acres on the conventional shelf, approximately 153,500 gross acres in the deepwater and 8,000 gross acres in Alabama state waters. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release regarding the Company’s financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, projected costs, industry conditions, potential acquisitions, the impact of and integration of acquired assets, and indebtedness are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. Items contemplating or making assumptions about actual or potential future production and sales, prices, market size, and trends or operating results also constitute such forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and assumptions about future events and speak only as of the date of this release. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, as results actually achieved may differ materially from expected results described in these statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, unless required by law.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, the regulatory environment, including availability or timing of, and conditions imposed on, obtaining and/or maintaining permits and approvals, including those necessary for drilling and/or development projects; the impact of current, pending and/or future laws and regulations, and of legislative and regulatory changes and other government activities, including those related to permitting, drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of the Company’s products; inflation levels; global economic trends, geopolitical risks and general economic and industry conditions, such as the global supply chain disruptions and the government interventions into the financial markets and economy in response to inflation levels and world health events; volatility of oil, NGL and natural gas prices; the global energy future, including the factors and trends that are expected to shape it, such as concerns about climate change and other air quality issues, the transition to a low-emission economy and the expected role of different energy sources; supply of and demand for oil, natural gas and NGLs, including due to the actions of foreign producers, importantly including OPEC and other major oil producing companies (“OPEC Plus”) and change in OPEC Plus’s production levels; disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver the Company’s oil and natural gas and other processing and transportation considerations; inability to generate sufficient cash flow from operations or to obtain adequate financing to fund capital expenditures, meet the Company’s working capital requirements or fund planned investments; price fluctuations and availability of natural gas and electricity; the Company’s ability to use derivative instruments to manage commodity price risk; the Company’s ability to meet the Company’s planned drilling schedule, including due to the Company’s ability to obtain permits on a timely basis or at all, and to successfully drill wells that produce oil and natural gas in commercially viable quantities; uncertainties associated with estimating proved reserves and related future cash flows; the Company’s ability to replace the Company’s reserves through exploration and development activities; drilling and production results, lower–than–expected production, reserves or resources from development projects or higher–than–expected decline rates; the Company’s ability to obtain timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating wells; changes in tax laws; effects of competition; uncertainties and liabilities associated with acquired and divested assets; the Company’s ability to make acquisitions and successfully integrate any acquired businesses; asset impairments from commodity price declines; large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies; geographical concentration of the Company’s operations; the creditworthiness and performance of the Company’s counterparties with respect to its hedges; impact of derivatives legislation affecting the Company’s ability to hedge; failure of risk management and ineffectiveness of internal controls; catastrophic events, including tropical storms, hurricanes, earthquakes, pandemics and other world health events; environmental risks and liabilities under U.S. federal, state, tribal and local laws and regulations (including remedial actions); potential liability resulting from pending or future litigation; the Company’s ability to recruit and/or retain key members of the Company’s senior management and key technical employees; information technology failures or cyberattacks; and governmental actions and political conditions, as well as the actions by other third parties that are beyond the Company’s control, and other factors discussed in W&T Offshore’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or at the Company’s website at www.wtoffshore.com under the Investor Relations section.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Revenues:
Oil	$94,076	$100,331	$111,748	$381,389	$524,274
NGLs	6,851	7,415	9,534	32,446	56,964
Natural gas	29,401	32,515	66,379	110,158	323,831
Other	2,012	2,150	2,039	8,663	15,928
Total revenues	132,340	142,411	189,700	532,656	920,997

Operating expenses:
Lease operating expenses	64,643	61,826	69,017	257,676	224,414
Gathering, transportation and production taxes	6,620	6,692	8,481	26,250	35,128
Depreciation, depletion, and amortization	33,658	30,218	27,274	114,677	107,122
Asset retirement obligations accretion	7,377	6,414	6,972	29,018	26,508
General and administrative expenses	18,251	19,978	21,957	75,541	73,747
Total operating expenses	130,549	125,128	133,701	503,162	466,919

Operating income	1,791	17,283	55,999	29,494	454,078

Interest expense, net	9,729	9,925	14,526	44,689	69,441
Derivative (gain) loss, net	(13,199)	(1,491)	(24,359)	(54,759)	85,533
Other expense, net	3,772	1,927	15,524	5,621	14,295
Income before income taxes	1,489	6,922	50,308	33,943	284,809
Income tax expense	1,932	4,777	6,859	18,345	53,660
Net (loss) income	$(443)	$2,145	$43,449	$15,598	$231,149

Basic	$(0.00)	$0.01	$0.30	$0.11	$1.61
Diluted	(0.00)	0.01	0.30	0.11	1.59

Weighted average common shares outstanding
Basic	146,578	146,483	143,490	146,483	143,143
Diluted	146,578	151,459	146,260	148,302	145,090

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Net sales volumes:
Oil (MBbls)	1,219	1,227	1,375	5,050	5,602
NGLs (MBbls)	329	348	371	1,415	1,554
Natural gas (MMcf)	9,533	10,359	10,843	37,591	44,808
Total oil and natural gas (MBoe) (1)	3,136	3,302	3,553	12,730	14,624

Average daily equivalent sales (MBoe/d)	34.1	35.9	38.6	34.9	40.1

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$77.17	$81.77	$81.27	$75.52	$93.59
NGLs ($/Bbl)	20.82	21.31	25.70	22.93	36.66
Natural gas ($/Mcf)	3.08	3.14	6.12	2.93	7.23
Barrel of oil equivalent ($/Boe)	41.55	42.48	52.82	41.16	61.89

Average operating expenses per Boe ($/Boe):
Lease operating expenses	$20.61	$18.72	$19.42	$20.24	$15.35
Gathering, transportation and production taxes	2.11	2.03	2.39	2.06	2.40
Depreciation, depletion, and amortization	10.73	9.15	7.68	9.01	7.33
Asset retirement obligations accretion	2.35	1.94	1.96	2.28	1.81
General and administrative expenses	5.82	6.05	6.18	5.93	5.04

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$173,338	$461,357
Restricted cash	4,417	4,417
Receivables:
Oil and natural gas sales	52,080	66,146
Joint interest, net	15,480	14,000
Other	2,218	—
Prepaid expenses and other assets	17,447	24,343
Total current assets	264,980	570,263

Oil and natural gas properties and other, net	749,056	735,215
Restricted deposits for asset retirement obligations	22,272	21,483
Deferred income taxes	38,774	57,280
Other assets	38,923	47,549
Total assets	$1,114,005	$1,431,790

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$78,857	$65,158
Accrued liabilities	31,879	74,041
Undistributed oil and natural gas proceeds	42,134	41,934
Advances from joint interest partners	2,962	3,181
Income tax payable	99	412
Current portion of asset retirement obligation	31,553	25,359
Current portion of long-term debt, net	29,368	582,249
Total current liabilities	216,852	792,334

Asset retirement obligations	467,262	441,071
Long-term debt, net	361,236	111,188
Deferred income taxes	51	72
Other liabilities	19,369	59,134
Commitments and contingencies	18,043	20,357

Shareholders’ equity:
Preferred stock, $0.00001 par value; 20,000 shares authorized; none issued at December 31, 2023 and December 31, 2022	—	—
Common stock, $0.00001 par value; 400,000 shares authorized; 149,450 issued and 146,581 outstanding at December 31, 2023; 149,002 issued and 146,133 outstanding at December 31, 2022	1	1
Additional paid-in capital	586,014	576,588
Retained deficit	(530,656)	(544,788)
Treasury stock, at cost; 2,869 shares	(24,167)	(24,167)
Total shareholders’ equity	31,192	7,634
Total liabilities and shareholders’ equity	$1,114,005	$1,431,790

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Operating activities:
Net (loss) income	$(443)	$2,145	$43,449	$15,598	$231,149
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	41,035	36,632	34,246	143,695	133,630
Share-based compensation	3,124	3,250	2,743	10,383	7,922
Amortization and write off of debt issuance costs	1,266	1,351	1,437	6,980	7,551
Derivative (gain) loss	(13,199)	(1,491)	(24,359)	(54,759)	85,533
Derivative cash payments, net	(2,809)	(1,696)	(40,858)	(8,932)	(41,880)
Derivative cash premium payments	—	—	—	—	(46,111)
Deferred income taxes	3,838	3,067	5,013	18,485	45,184
Changes in operating assets and liabilities:
Oil and natural gas receivables	(3,558)	(7,180)	23,049	14,066	(11,227)
Joint interest receivables	569	(2,174)	2,815	(1,480)	(4,255)
Prepaid expenses and other current assets	(28,262)	(1,442)	58,722	(2,712)	31,906
Accounts payable, accrued liabilities and other	45,197	8,937	(77,600)	10,722	(12,034)
Cash advances from JV partners	(145)	(3)	163	(219)	(11,892)
Income taxes	(1,897)	1,711	(1,201)	(2,531)	279
Asset retirement obligation settlements	(9,052)	(13,077)	(14,940)	(33,970)	(76,225)
Net cash provided by operating activities	35,664	30,030	12,679	115,326	339,530

Investing activities:
Investment in oil and natural gas properties and equipment	(10,319)	(7,960)	(11,666)	(41,278)	(41,632)
Changes in operating assets and liabilities associated with investing activities	(1,820)	3,623	6,343	(535)	(1,894)
Acquisition of property interests	1,479	(28,863)	—	(27,384)	(51,474)
Deposit related to acquisition of property interests	8,850	(8,850)	—	—	—
Purchase of corporate aircraft	—	—	—	(8,983)	—
Purchases of furniture, fixtures and other	(347)	(2,863)	(80)	(3,428)	(80)
Net cash used in investing activities	(2,157)	(44,913)	(5,403)	(81,608)	(95,080)

Financing activities:
Repayment of 9.75% Senior Second Lien Notes due 2023	—	—	(9,122)	(552,460)	—
Repayment of Term Loan	(7,412)	(7,148)	—	(33,741)	(42,959)
Repayment of TVPX Loan	(275)	(275)	—	(733)	—
Proceeds from issuance of 11.75% Senior Second Lien Notes due 2026	—	—	—	275,000	—
Debt issuance costs	—	(128)	331	(7,380)	(1,675)
Net proceeds from issuance of common stock	—	—	16,458	—	16,458
Payment of dividends	(1,466)	—	—	(1,466)	—
Other	(9)	(200)	(716)	(957)	(716)
Net cash used in financing activities	(9,162)	(7,751)	6,951	(321,737)	(28,892)
Change in cash, cash equivalents and restricted cash	24,345	(22,634)	14,227	(288,019)	215,558
Cash, cash equivalents and restricted cash, beginning of period	153,410	176,044	451,547	465,774	250,216
Cash, cash equivalents and restricted cash, end of period	$177,755	$153,410	$465,774	$177,755	$465,774

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt”, “Adjusted Net (Loss) Income”, “Adjusted EBITDA,” “Free Cash Flow” and “PV-10” or are derivable from a combination of these measures. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies. Prior period amounts have been conformed to the methodology and presentation of the current period.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income

Adjusted Net (Loss) Income adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include unrealized commodity derivative (gain) loss net of derivative premiums, allowance for credit losses, write-off of debt issuance costs, non-recurring IT-transition costs, non-ARO plugging and abandonment costs, and other which are then tax effected using the Federal Statutory Rate.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022

	(in thousands)
	(Unaudited)
Net (loss) income	$(443)	$2,145	$43,449	$15,598	$231,149
Unrealized commodity derivative (gain) loss and effect of derivative premiums, net	(14,785)	(3,462)	(53,132)	(58,846)	45,475
Allowance for credit losses	28	6	43	37	(76)
Write-off debt issuance costs	—	—	—	2,330	—
Non-recurring costs related to IT services transition	413	768	1,844	3,044	8,237
Non-ARO P&A costs	4,137	2,103	15,899	6,246	18,402
Other	(240)	187	(372)	31	(4,104)
Tax effect of selected items (1)	2,194	84	7,501	9,903	(14,266)
Adjusted net (loss) income	$(8,696)	$1,831	$15,232	$(21,657)	$284,817

Adjusted net (loss) income per common share:
Basic	$(0.06)	$0.01	$0.11	($ 0.15)	1.99
Diluted	$(0.06)	$0.01	$0.10	($ 0.15)	1.96

Weighted average shares outstanding:
Basic	146,578	146,483	143,490	146,483	143,143
Diluted	146,578	151,459	146,260	146,483	145,090

(1) Selected items were tax effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense, depreciation, depletion and amortization, ARO accretion, excluding the unrealized commodity derivative (gain) loss net of derivative premiums, allowance for credit losses, non-cash incentive compensation, non-recurring IT-transition costs, non-ARO plugging and abandonment costs, and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, plugging and abandonment costs and net interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, plugging and abandonment costs and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

	Three Months Ended			Year Ended
	December 31,	September 31,	December 31,	December 31,
	2023	2023	2022	2023	2022

	(in thousands)
	(Unaudited)
Net (loss) income	$(443)	$2,145	$43,449	$15,598	$231,149
Interest expense, net	9,729	9,924	14,526	44,689	69,441
Income tax expense	1,932	4,777	6,859	18,345	53,660
Depreciation, depletion and amortization	33,658	30,218	27,274	114,677	107,122
Asset retirement obligations accretion	7,377	6,414	6,972	29,018	26,508
Unrealized commodity derivative (gain) loss and effect of derivative premiums, net	(14,785)	(3,462)	(53,132)	(58,846)	45,475
Allowance for credit losses	28	6	43	37	(76)
Non-cash incentive compensation	3,124	3,250	2,743	10,383	7,922
Non-recurring costs related to IT services transition	413	768	1,844	3,044	8,237
Non-ARO P&A costs	4,137	2,103	15,899	6,246	18,402
Other	(240)	205	(372)	31	(4,104)
Adjusted EBITDA	$44,930	$56,348	$66,105	$183,222	$563,736

Investment in oil and natural gas properties and equipment	$(10,319)	$(7,960)	$(11,666)	$(41,278)	$(41,632)
Asset retirement obligation settlements	(9,052)	(13,077)	(14,940)	(33,970)	(76,225)
Interest expense, net	(9,729)	(9,924)	(14,526)	(44,689)	(69,441)
Free Cash Flow	$15,830	$25,387	$24,973	$63,285	$376,438

The following tables present (i) a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company and (ii) a reconciliation of the Company’s net income (loss), a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022

	(in thousands)
	(Unaudited)
Net cash provided by operating activities	$35,664	$30,030	$12,679	$115,326	$339,530
Allowance for credit losses	28	6	43	37	(76)
Amortization of debt items and other items	(1,266)	(1,351)	(1,437)	(6,980)	(7,551)
Non-recurring costs related to IT services transition	413	768	1,844	3,044	8,237
Current tax (benefit) expense (1)	(1,906)	1,710	1,846	(140)	8,476
Changes in derivatives receivable (payable) (1)	1,223	(275)	12,085	4,845	47,933
Non-ARO P&A costs	4,137	2,103	15,899	6,246	18,402
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	(11,904)	151	(5,948)	(17,846)	7,223
Investment in oil and natural gas properties, equipment and other	(10,319)	(7,960)	(11,666)	(41,278)	(41,632)
Other	(240)	205	(372)	31	(4,104)
Free Cash Flow	$15,830	$25,387	$24,973	$63,285	$376,438

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax benefit:
Income tax expense	$1,932	$4,777	$6,859	$18,345	$53,660
Less: Deferred income taxes	3,838	3,067	5,013	18,485	45,184
Current tax (benefit) expense	$(1,906)	$1,710	$1,846	$(140)	$8,476

Changes in derivatives receivable (payable)
Derivatives receivable (payable), end of period	$271	$(952)	$(4,574)	$271	$(4,574)
Derivatives payable, beginning of period	952	677	16,659	4,574	6,396
Derivative premiums paid	—	—	—	—	46,111
Change in derivatives receivable (payable)	$1,223	$(275)	$12,085	$4,845	$47,933

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Reconciliation of PV-10 to Standardized Measure

The Company also discloses PV-10, which is not a financial measure defined under GAAP. The standardized measure of discounted future net cash flows is the most directly comparable GAAP financial measure for proved reserves calculated using SEC pricing. Company management believes that the non-GAAP financial measure of PV-10 is relevant and useful for evaluating the relative monetary significance of oil and natural gas properties. PV-10 is also used internally when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. Company management believes that the use of PV-10 is valuable because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid. Additionally, Company management believes that the presentation of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of the Company’s estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as substitutes for the standardized measure of discounted future net cash flows as defined under GAAP. Investors should not assume that PV-10 of the Company’s proved oil and natural gas reserves represents a current market value of the Company’s estimated oil and natural gas reserves.

The following table presents a reconciliation of the standardized measure of discounted future net cash flows relating to the Company’s estimated proved oil and natural gas reserves, a GAAP measure, to PV-10, as defined by the Company.

	December 31,
	2023	2022
PV-10	$1,080.9	$3,128.6
Future income taxes, discounted at 10%	(151.0)	(594.1)
PV-10 after ARO	929.9	2,534.5
Present value of estimated ARO, discounted at 10%	(246.7)	(271.5)
Standardized measure	$683.2	$2,263.0

CONTACT:	Al Petrie	Sameer Parasnis
	Investor Relations Coordinator	Executive VP and CFO
	investorrelations@wtoffshore.com	sparasnis@wtoffshore.com
	713-297-8024	713-513-8654